Exhibit 3.1

AMENDED AND RESTATED BY-LAWS
OF
ABBVIE INC.

Incorporated under the Laws of the State of Delaware

These Amended and Restated By-laws (the “By-laws”) of AbbVie Inc., a Delaware corporation, are effective as of 11:59 p.m., Eastern time, on December 31, 2012 and hereby amend and restate the previous by-laws of AbbVie Inc., which are hereby deleted in their entirety and replaced with the following:

ARTICLE I
OFFICES AND RECORDS

Section 1.1 Delaware Office.  The registered office of AbbVie Inc. (the “Corporation”) in the State of Delaware shall be located in the City of Wilmington, County of New Castle, and the name and address of its registered agent is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19904.

Section 1.2 Other Offices.  The Corporation may have such other offices, either inside or outside the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may designate or as the business of the Corporation may from time to time require.

Section 1.3 Books and Records.  The books and records of the Corporation may be kept inside or outside the State of Delaware at such place or places as may from time to time be designated by the Board of Directors.

ARTICLE II
STOCKHOLDERS

Section 2.1  Annual Meeting.  The annual meeting of the stockholders of the Corporation shall be held on such date and at such place and time as may be fixed by resolution of the Board of Directors.

Section 2.2  Special Meeting.  Subject to the rights of the holders of any series of stock having a preference over the Common Stock of the Corporation as to dividends, voting or upon liquidation (“Preferred Stock”) with respect to such series of Preferred Stock, special meetings of the stockholders may be called only by the Chairman of the Board, the Chief Executive Officer, any President, or the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies (the “Whole Board”).

Section 2.3  Place of Meeting.  The Board of Directors or the Chairman of the Board, as the case may be, may designate the place of meeting for any annual or special meeting of the stockholders.  If no designation is so made, the place of meeting shall be the principal office of the Corporation.

Section 2.4  Notice of Meeting.  Written or printed notice, stating the place, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered by the Corporation not less than ten (10) days nor more than sixty (60) days before the date of the meeting, either personally, by electronic transmission in the manner provided in Section 232 of the General Corporation Law of the State of Delaware (as it may be amended, the “DGCL”) (except to the extent prohibited by Section 232(e) of the DGCL) or by mail, to each stockholder of record entitled to vote at such meeting.  If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at his or her address as it appears on the stock transfer books of the Corporation.  If notice is given by electronic transmission, such notice shall be deemed to be given at the times provided in the DGCL.  Such further notice shall be given as may be required by law.  Meetings may be held without notice if all stockholders entitled to vote are present, or if notice is waived by those not present in accordance with Section 8.4 of these By-laws.  Any previously scheduled meeting of the stockholders may be postponed, and, unless the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) otherwise provides, any special meeting of the stockholders may be cancelled, by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of stockholders.

Section 2.5  Quorum and Adjournment.  Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the outstanding shares of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.  The Chairman of the Board of Directors or the President may adjourn the meeting from time to time, whether or not there is a quorum.  No notice of the time and place of adjourned meetings need be given except as required by law.  The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 2.6  Proxies.  At all meetings of stockholders, a stockholder may vote by proxy executed in writing (or in such manner prescribed by the DGCL) by the stockholder, or by his or her duly authorized attorney in fact.

Section 2.7  Order of Business.

(A)  Annual Meetings of Stockholders.  At any annual meeting of the stockholders, only such nominations of persons for election to the Board of Directors shall be made, and only such other business shall be conducted or considered, as shall have been properly brought before the meeting.  For nominations to be properly made at an annual meeting, and proposals of other business to be properly brought before an annual meeting, nominations and proposals of other business must be:  (a) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly made at the annual meeting, by or at the direction of the Board of Directors or (c) otherwise properly requested to be brought before the annual meeting by a stockholder of the Corporation in accordance with these By-laws.  For nominations of persons for election to the Board of Directors or proposals of other business to be properly requested by a stockholder to be made at an annual meeting, a stockholder must (i) be a stockholder of record at the time of giving of notice of such annual meeting by or at the direction of the Board of Directors and at the time of the annual meeting, (ii) be entitled to vote at such annual meeting and (iii) comply with the procedures set forth in these By-laws as to such business or nomination.  The immediately preceding sentence shall be the exclusive means for a stockholder to make nominations or other business proposals (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and included in the Corporation’s notice of meeting) before an annual meeting of stockholders.

(B)  Special Meetings of Stockholders.  At any special meeting of the stockholders, only such business shall be conducted or considered, as shall have been properly brought before the meeting pursuant to the Corporation’s notice of meeting.  To be properly brought before a special meeting, proposals of business must be (a) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, or (b) otherwise properly brought before the special meeting, by or at the direction of the Board of Directors.

Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who (i) is a stockholder of record at the time of giving of notice of such special meeting and at the time of the special meeting, (ii) is entitled to vote at the meeting, and (iii) complies with the procedures set forth in these By-laws as to such nomination.  The immediately preceding sentence shall be the exclusive means for a stockholder to make nominations (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Corporation’s notice of meeting) before a special meeting of stockholders.

(C)  General.  Except as otherwise provided by law, the Certificate of Incorporation or these By-laws, the Chairman of any annual or special meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these By-laws and, if any proposed nomination or other business is not in compliance with these By-laws, to declare that no action shall be taken on such nomination or other proposal and such nomination or other proposal shall be disregarded.

Section 2.8  Advance Notice of Stockholder Business and Nominations.

(A)  Annual Meeting of Stockholders.  Without qualification or limitation, subject to Section 2.8(C)(4) of these By-laws, for any nominations or any other business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.7(A) of these By-laws, the stockholder must have given timely notice thereof (including, in the case of nominations, the completed and signed questionnaire, representation and agreement required by Section 2.9 of these By-laws), and timely updates and supplements thereof, in writing to the Secretary, and such other business must otherwise be a proper matter for stockholder action.

To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation.  In no event shall any adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above.

Notwithstanding anything in the immediately preceding paragraph to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased by the Board of Directors, and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.8(A) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

In addition, to be considered timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof.  For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these By-laws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder, or under any other provision of the By-laws, or enable or be deemed to permit a stockholder who has previously submitted notice hereunder, or under any other provision of the By-laws, to amend or update any proposal or to submit any new proposal, whether by changing or adding nominees, matters, business and or resolutions proposed to be brought before a meeting of the stockholders or otherwise.

(B)  Special Meetings of Stockholders.  Subject to Section 2.8(C)(4) of these By-laws, in the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, provided that the stockholder gives timely notice thereof (including the completed and signed questionnaire, representation and agreement required by Section 2.9 of these By-laws), and timely updates and supplements thereof, in writing, to the Secretary.

To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.  In no event shall any adjournment or postponement of a special meeting of stockholders, or the public announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above.

In addition, to be considered timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting, any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof.

(C)  Disclosure Requirements.

(i)  To be in proper form, a stockholder’s notice (whether given pursuant to Section 2.7(A) or 2.7(B) of these By-laws) to the Secretary must include the following, as applicable.

(1)  As to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, a stockholder’s notice must set forth:  (i) the name and address of such stockholder, as they appear on the Corporation’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith, (ii) (A) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the stockholder of record, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any class or series of shares of the Corporation, (D) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such stockholder, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder with respect to any class or series of the shares of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Corporation (any of the foregoing, a “Short Interest”), (E) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (G) any performance-related fees (other than an asset-based fee) that such stockholder or members of such stockholder’s immediate family sharing the same household are entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, (H) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such stockholder, and (I) any direct or indirect interest of such stockholder in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), and (iii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(2)  If the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, a stockholder’s notice must, in addition to the matters set forth in paragraph (a) above, also set forth:  (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such proposal or business includes a proposal to amend the by-laws of the Corporation, the text of the proposed amendment), and (iii) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder;

(3)  As to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Board of Directors, a stockholder’s notice must, in addition to the matters set forth in paragraph (a) above, also set forth:  (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 or any successor provision promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and

(4)  With respect to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Board of Directors, a stockholder’s notice must, in addition to the matters set forth in paragraphs (a) and (c) above, also include a completed and signed questionnaire, representation and agreement required by Section 2.9 of these By-laws.  The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(ii)  For purposes of these By-laws, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(iii)  Notwithstanding the provisions of these By-laws, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-law; provided, however, that any references in these By-laws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the separate and additional requirements set forth in these By-laws with respect to nominations or proposals as to any other business to be considered pursuant to Section 2.7 of these By-laws.

(iv)  Nothing in these By-laws shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock if and to the extent provided for under law, the Certificate of Incorporation or these By-laws.  Subject to Rule 14a-8 under the Exchange Act, nothing in these By-laws shall be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Corporation’s proxy statement any nomination of director or directors or any other business proposal except as explicitly provided in Section 2.13 of these By-laws.

Section 2.9  Submission of Questionnaire, Representation and Agreement.  To be eligible to be a nominee for election or reelection as a director of the Corporation, a person nominated by a stockholder for election or reelection to the Board of Directors must deliver (in accordance with the time periods prescribed for delivery of notice under Section 2.8 and Section 2.13, as applicable of these By-laws) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request), and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, (C) will comply with the Corporation’s stock ownership guidelines for directors, if any, and has disclosed therein whether all or any portion of securities of the Corporation were purchased with any financial assistance provided by any other person and whether any other person has any interest in such securities, and (D) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation publicly disclosed from time to time, and (E) will abide by the requirements of Section 2.10 of these By-laws.

Section 2.10  Procedure for Election of Directors; Required Vote.

(A)  Except as set forth below, election of directors at all meetings of the stockholders at which directors are to be elected shall be by ballot, and, subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, a majority of the votes cast at any meeting for the election of directors at which a quorum is present shall elect directors.  For purposes of this By-law, a majority of votes cast shall mean that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election.  Votes cast shall include direction to withhold authority in each case and exclude abstentions with respect to that director’s election.  Notwithstanding the foregoing, in the event of a “contested election” of directors, directors shall be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present.  For purposes of this By-law, a “contested election” shall mean any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected, with the determination thereof being made by the Secretary as of the close of the applicable notice of nomination period set forth in Section 2.8 of these By-laws or under applicable law, based on whether one or more notice(s) of nomination were timely filed in accordance with Section 2.8 or Section 2.13, as applicable; provided, however, that the determination that an election is a “contested election” shall be determinative only as to the timeliness of a notice of nomination and not otherwise as to its validity.  If, prior to the time the Corporation mails its initial proxy statement in connection with such election of directors, one or more notices of nomination are withdrawn such that the number of candidates for election as director no longer exceeds the number of directors to be elected, the election shall not be considered a contested election, but in all other cases, once an election is determined to be a contested election, directors shall be elected by the vote of a plurality of the votes cast.

(B)  If a nominee for director who is an incumbent director is not elected and no successor has been elected at such meeting, the director shall promptly tender his or her resignation to the Board of Directors in accordance with the agreement contemplated by clause (E) of Section 2.9 of these By-laws.  The Nominations and Governance Committee shall make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken.  The Board of Directors shall act on the tendered resignation, taking into account the Nominations and Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results.  The Nominations and Governance Committee in making its recommendation, and the Board of Directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant.  The director who tenders his or her resignation shall not participate in the recommendation of the Nominations and Governance Committee or the decision of the Board of Directors with respect to his or her resignation.  If such incumbent director’s resignation is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal.  If a director’s resignation is accepted by the Board of Directors pursuant to this By-law, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 3.9 of these By-

laws or may decrease the size of the Board of Directors pursuant to the provisions of Section 3.2 of these By-laws.

(C)  Except as otherwise provided by law, the Certificate of Incorporation, or these By-laws, in all matters other than the election of directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders.

Section 2.11  Inspectors of Elections; Opening and Closing the Polls.

(A)  The Board of Directors by resolution shall appoint one or more inspectors, which inspector or inspectors may, but does not need to, include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of stockholders and make a written report thereof.  One or more persons may be designated as alternate inspectors to replace any inspector who fails to act.  If no inspector or alternate has been appointed to act or is able to act at a meeting of stockholders, the Chairman of the meeting shall appoint one or more inspectors to act at the meeting.  Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability.  The inspectors shall have the duties prescribed by law.

(B)  The Chairman of the meeting shall be appointed by the inspector or inspectors to fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.

Section 2.12  No Stockholder Action by Written Consent.  Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

Section 2.13 Stockholder Nominations Included in the Corporation’s Proxy Materials.

(A) Inclusion of Nominee in Proxy Statement. Subject to the provisions of this Section 2.13, if expressly requested in the relevant Nomination Notice (as defined below), the Corporation shall include in its proxy statement for annual meetings of stockholders at which directors will be elected beginning with the Corporation’s 2017 annual meeting of stockholders:

(i)                  the name of any qualifying person nominated for election (the “Nominee”), which shall also be included on the Corporation’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to 20 Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board of Directors or its designee, acting in good faith, all applicable conditions and complied with all applicable procedures set forth in this Section 2.13(such Eligible Holder or group of Eligible Holders being a “Nominating Stockholder”);

(ii)              disclosure about the Nominee and the Nominating Stockholder that the Corporation determines is required under the rules of the Securities and Exchange Commission (“SEC”) or other applicable law to be included in the proxy statement;

(iii)          a single statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of each Nominee(s)’ election to the Board of Directors (subject, without limitation, to Section 2.13(F)), if such statement does not exceed 500 words; and

(iv)           any other information that the Corporation or the Board of Directors determines, in their discretion, to include in the proxy statement or other materials relating to the nomination of the Nominee, including, without limitation, any statement or other soliciting material in opposition to or with respect to the nomination and any of the information provided pursuant to this Section or otherwise.

(B)  Maximum Number of Nominees.

The Corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Nominees than that number of directors constituting 25% of the total number of directors of the Corporation in office on the last day on which a Nomination Notice may be submitted pursuant to this Section 2.13 (rounded down to the nearest whole number) (the “Maximum Number”).  The Maximum Number for a particular annual meeting shall be reduced by:

(i)                                     such Nominee(s) nominated by a Nominating Stockholder pursuant to this Section 2.13 for such annual meeting who are subsequently withdrawn or whom the Board of Directors itself decides to nominate for election at such annual meeting or otherwise appoint to the Board of Directors (provided that a Nominee appointed pursuant to an agreement, arrangement or other understanding with a stockholder or group of stockholders shall be counted only once under clauses (i) and (iii) of this Section 2.13(B));

(ii)                                 incumbent director(s) who had been Nominees nominated by a Nominating Stockholder pursuant to this Section 2.13 with respect to either of the two preceding annual meetings other than any such director referred to in this clause (ii) whose term of office will expire at such annual meeting and who is not seeking (or agreeing) to be nominated at such annual meeting for another term of office; and

(iii)                             director(s) in office or director candidate(s) that in either case were elected or appointed to the Board of Directors or will be included in the Corporation’s proxy statement with respect to such annual meeting as an unopposed (by the Corporation) nominee, pursuant to an agreement, arrangement or other understanding with a stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of shares of the stock of the Corporation entitled to vote generally in the election of directors, by such stockholder or group of stockholders, from the Corporation), other than any such director referred to in this clause (iii) who at the time of such annual meeting will have served as a director continuously for at least three years;

provided, that in no circumstance shall the Maximum Number exceed the number of directors to be elected at the applicable annual meeting as noticed by the Corporation; and, provided, further, in the event that one or more vacancies for any reason occurs on the Board of Directors before the date of the annual meeting, and the Board of Directors resolves to reduce the size of the board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.

Any Nominating Stockholder submitting more than one Nominee for inclusion in the Corporation’s proxy statement pursuant to this Section 2.13 shall rank such Nominees based on the order that the Nominating Stockholder prefers such Nominees to be selected for inclusion in the Corporation’s proxy statement and include such specified rank in its Nomination Notice.  If the number of Nominees pursuant to this Section 2.13 for any annual meeting of stockholders exceeds the Maximum Number then, the highest ranking Nominee who meets the requirements of this Section 2.13 from each Nominating Stockholder will be selected for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Stockholder’s Nomination Notice.  If the Maximum Number is not reached after the highest ranking Nominee from each Nominating Stockholder has been selected, this selection process will continue as many times as necessary, following the same order each time, until the Maximum Number is reached. If, after the deadline for submitting a Nomination Notice as set forth in Section 2.13(D), a Nominating Stockholder becomes ineligible or withdraws its nomination or a Nominee becomes unwilling to serve on the Board of Directors, whether before or after the mailing of the definitive proxy statement, then the nomination shall be disregarded, and the Corporation: (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder and (2) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Nominee will not be included as a Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(C)  Eligibility of Nominating Stockholder.

An “Eligible Holder” is a person who has either (1) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 2.13(C) continuously for the three-year period specified in Subsection (ii) below or (2) provides to the Secretary of the Corporation, within the time period referred to in Section 2.13(D), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors or its designee, acting in good faith, determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Securities Exchange Act of 1934 (the “Exchange Act”) (or any successor rule).

An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section 2.13 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the Corporation’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting. A group of funds shall be treated as one Eligible Holder for the purpose of determining the aggregate number of stockholders in this paragraph (C) if such Eligible Holder shall provide, together with the Nomination Notice, documentation reasonably satisfactory to the Corporation that demonstrates that the funds are (A) under common management and investment control, (B) under common management and funded primarily by the same employer, or (C) a “group of investment companies” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, and each fund otherwise meets the requirements set forth in this Section 2.13.  A record holder acting on behalf of one or more beneficial owners will not be counted separately as a stockholder with respect to the shares owned by beneficial owners on whose behalf such record holder has been directed in writing to act, but each such beneficial owner will be counted separately, subject to the other provisions of this paragraph (C), for purposes of determining the number of stockholders whose holdings may be considered as part of an Eligible Holder’s holdings.  For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 2.13, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate.  Should any stockholder withdraw from a group of Eligible Holders at any time prior to the annual meeting of stockholders, the group of Eligible Holders shall only be deemed to own the shares held by the remaining members of the group.

The “Minimum Number” of shares of the Corporation’s common stock means 3% of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the Corporation with the SEC prior to the submission of the Nomination Notice.

For purposes of this Section, an Eligible Holder “owns” only those outstanding shares of the Corporation as to which the Eligible Holder possesses both:

(i)                                     the full voting and investment rights pertaining to the shares; and

(ii)                                 the full economic interest in (including the opportunity for profit and risk of loss on) such shares;

provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include (and to the extent any of the following arrangements have been entered into by affiliates of the Eligible Holder (or of any Eligible Holder), shall be reduced by) any shares:  (1) sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, including any short sale, (2) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell, or (3) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of:  (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates.

An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and the right to direct the disposition thereof and possesses the full economic interest in the shares.  An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement which in all such cases is revocable at any time by the Eligible Holder.  An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has retained the power to recall such loaned shares on no greater than five business days’ notice and has recalled such loaned shares as of the date of the Nomination Notice and holds such shares through the date of the annual meeting.   The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings.  Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board.

(iii)                             No person shall be permitted to be in more than one group constituting a Nominating Stockholder (and no shares of common stock may be attributed to more than one Nominating Stockholder), and if any person appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice.

(D)                               Nomination Notice.  To nominate a Nominee, the Nominating Stockholder must, for receipt no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the Corporation mailed its proxy statement for the prior year’s annual meeting of stockholders, submit to the Secretary of the Corporation at the principal executive office of the Corporation all of the following information and documents (collectively, the “Nomination Notice”):

(i)                                     a written notice of the nomination of such Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):

(a)                                 the information required in the case of a nomination of directors pursuant to Section 2.8 and 2.9 of these By-laws;

(b)                                 the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) had it existed if a Schedule 14N were submitted as of the date of submission of the Nomination Notice;

(c)                                  a representation and warranty that the Nominating Stockholder acquired the common stock of the Corporation in the ordinary course of business and did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect or intent of influencing or changing control of the Corporation;

(d)                                 a representation and warranty that the Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded;

(e)                                  a representation and warranty that the Nominee: does not have any direct or indirect relationship with the Corporation other than those relationships that have been deemed categorically immaterial pursuant to the Corporation’s Director Independence Guidelines as most recently published on its website and otherwise qualifies as independent under the rules of the primary stock exchange on which the Corporation’s securities are traded;   meets the director qualifications set forth in Exhibit A to the Corporation’s Governance Guidelines; and is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Nominee;

(f)                                   a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 2.13(C) and has provided evidence of ownership to the extent required by Section 2.13(C);

(g)                                  a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 2.13(C) through the date of the annual meeting and intends (subject to any fiduciary obligations to the contrary, any contractual delegation of investment discretion to a third-party manager, or any mandatory fund rebalancing required by such stockholder’s preexisting governing instruments or written investment policies) to continue to hold the Minimum Number of shares for at least one year following the annual meeting;

(h)                                 details of any position of the Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the products produced or services provided by the Corporation or its affiliates) of the Corporation, within the three years preceding the submission of the Nomination Notice;

(i)                                     a representation and warranty that the Nominating Stockholder will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-(l)(2)(iv)) (or any successor rules) with respect to the annual meeting, other than with respect to the Nominating Stockholder’s Nominee or any nominee of the Board;

(j)                                    a representation and warranty that the Nominating Stockholder will not use (or distribute to any stockholder) any form of proxy or proxy card other than the Corporation’s proxy card;

(k)                                 a representation and warranty that the Nominating Stockholder has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Nominee(s) being nominated pursuant to this Section 2.13.

(l)                                     if desired, one statement for inclusion in the proxy statement in support of the Nominee’s election to the Board of Directors, provided that such statement shall not exceed 500 words and shall fully comply with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9; and

(m)                             in the case of a nomination by a group of stockholders that together is an Eligible Holder, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;

(ii)                                 an executed agreement, in a form deemed satisfactory by the Board of Directors or its designee, acting in good faith, pursuant to which the Nominating Stockholder (including each group member) agrees:

(a)                                 to comply with all applicable laws, rules and regulations in connection with their ownership of securities of the Corporation and the nomination, solicitation and election;

(b)                                 to file with the SEC any written solicitation or other communication with the Corporation’s stockholders relating to the annual meeting at which the Nominee will be nominated or otherwise with respect to one or more of the Corporation’s directors or director nominees or any Nominee with the SEC, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(c)                                  to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice;

(d)                                 to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to the information that the Nominating Stockholder provided to the Corporation or a failure or alleged failure of the Nominating Stockholder to comply with, or any breach or alleged breach of, its obligations, agreements or representations under this Section 2.13;

(e)                                  in the event that any information included in the Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any group member), with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or due to a subsequent development omits a material fact necessary to make the statements made not misleading), or that the Nominating Stockholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 2.13 (C), to promptly (and in any event within 48 hours of discovering such misstatement or omission) notify the Corporation and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission;

(iii)                             an executed agreement, in the form deemed satisfactory by the Board of Directors or its designee, acting in good faith, by the Nominee:

(a)                                 to provide to the Corporation a written questionnaire as required by Section 2.9 of these By-laws and such other information as the Corporation may reasonably request;

(b)                                 making the representations required by Section 2.9(C), 2.9(D) and 2.9(E) of these By-laws; and

(c)                                  that the Nominee is not and will not become a party to any Voting Commitment; and

(iv)                              a letter of resignation executed by such Nominee, which letter shall specify that such Nominee’s resignation is irrevocable and effective upon a determination by the Board of Directors or any committee thereof (excluding for purposes of such determinations, such Nominee) that:

(a)                                 any of the information provided to the Corporation by the Nominating Stockholder or the Nominee in respect of the nomination of such Nominee pursuant to this Section 2.13 is or was untrue in any material respect (or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading); or

(b)                                 the Nominee, or the Nominating Stockholder who nominated such Nominee, breached any representation or obligation made under or pursuant to these By-laws.

The information and documents required by this Section 2.13 (D) shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity.  The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 2.13(D) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation.  In order to be considered timely, the information and documents required by this Section 2.13(D) to be provided to the Corporation must be updated and supplemented, if necessary, in accordance with the requirements to update and supplement a stockholder’s notice for an annual meeting in Section 2.8(A).  For the avoidance of doubt, the requirement to update and supplement such information shall not permit an Eligible Holder or other person to change or add any proposed Nominee or be deemed to cure any defects or limit the remedies (including without limitation under these By-laws) available to the Corporation relating to any defect.

(E)        Exceptions.

Notwithstanding anything to the contrary contained in this Section 2.13, the Corporation may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Stockholder’s statement in support) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of the Nominee, if:

(i) the Corporation receives a notice pursuant to Section 2.8 of these By-laws that a stockholder intends to nominate a candidate for director at the annual meeting;

(ii) the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of stockholders to present the nomination submitted pursuant to this Section 2.13 or the Nominating Stockholder withdraws its nomination;

(iii) the Board of Directors, acting in good faith, determines that such Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with the Corporation’s By-laws or certificate of incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of any stock exchange on which the Corporation’s securities are traded;

(iv) the Nominee was nominated for election to the Board of Directors pursuant to this Section 2.13 at one of the Corporation’s two preceding annual meetings of stockholders and either withdrew or became ineligible or received a vote of less than 25% of the shares of common stock entitled to vote for such Nominee;

(v) the Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or

(vi) the Corporation is notified, or the Board of Directors acting in good faith determines, that a Nominating Stockholder has failed to continue to satisfy the eligibility requirements described in Section 2.13(C), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in a material respect (or omits a material fact necessary to make the statement not misleading), the Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or the Nominee under this Section 2.13;

For purposes of this Section 2.13(E), clauses (i), (iii), (iv), (v) and to the extent related to a breach or failure by the Nominee, clause (vi), will result in the exclusion from the proxy statement pursuant to this Section 2.13 of the specific Nominee to whom the ineligibility applies and the ineligibility of such Nominee to be nominated; provided, however, that clause (ii) and clause (vi), to the extent related to a Nominating Stockholder, will result in the common stock of the Corporation owned by such Nominating Stockholder being excluded from the shares of common stock used to satisfy the eligibility requirements in Section 2.13(C) (and in the case of clause (vi), if as a result the Nomination Notice shall no longer have been filed by an Eligible Holder, the exclusion from the proxy statement pursuant to this Section 2.13 of all of the applicable stockholder’s Nominees from the applicable annual meeting of stockholders or, in the case of clause (ii) or in the case of clause (vi) if the proxy statement has already been filed, the ineligibility of all of such stockholder’s Nominees to be nominated).

(F) For the avoidance of doubt, the Corporation may solicit against, and include in the proxy statement its own statement relating to, any Nominee.  Notwithstanding anything to the contrary contained in this Section 2.13, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Nominee included in the Nomination Notice, if the Board of Directors in good faith determines that: such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading; such information directly or indirectly impugns character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.

ARTICLE III
BOARD OF DIRECTORS

Section 3.1  General Powers.  The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.  In addition to the powers and authorities by these By-laws expressly conferred upon them, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-laws required to be exercised or done by the stockholders.

Section 3.2  Number, Tenure and Qualifications.  Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board.  No decrease in the number of authorized directors constituting the Whole Board shall shorten the term of any incumbent director.

Section 3.3  Classes of Directors.  Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the directors shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, with the term of office of the first class to expire at the 2013 annual meeting of stockholders, the term of office of the second class to expire at the 2014 annual meeting of stockholders and the term of office of the third class to expire at the 2015 annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified.  At each annual meeting of stockholders, commencing with the 2013 annual meeting, (a) directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified, and (b) if authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created.

Section 3.4  Regular Meetings.  A regular meeting of the Board of Directors shall be held without other notice than this By-law immediately after, and at the same place as, the Annual Meeting of Stockholders.  The Board of Directors may, by resolution, provide the time and place for the holding of additional regular meetings without other notice than such resolution.

Section 3.5  Special Meetings.  Special meetings of the Board of Directors shall be called at the request of the Chairman of the Board of Directors, the Chief Executive Officer or a majority of the Board of Directors then in office.  The person or persons authorized to call special meetings of the Board of Directors may fix the place and time of the meetings.

Section 3.6  Notice.  Notice of any special meeting of directors shall be given to each director at his or her business or residence in writing by hand delivery, first-class or overnight mail or courier service, telegram, email or facsimile transmission, or orally by telephone.  If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least five (5) days before such meeting.  If by telegram, overnight mail or courier service, such notice shall be deemed adequately delivered when the telegram is delivered to the telegraph company, or the notice is delivered to the overnight mail or courier service company at least twenty-four (24) hours before such meeting.  If by email, facsimile transmission, telephone or by hand, such notice shall be deemed adequately delivered when the notice is transmitted at least twelve (12) hours before such meeting.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting, except for amendments to these By-laws, as provided under Section 10.1 of these By-laws.  A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 8.4 of these By-laws.

Section 3.7  Action by Consent of Board of Directors.  Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee.  Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 3.8  Conference Telephone Meetings.  Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 3.9  Quorum.  Subject to Section 3.9 of these By-laws, a whole number of directors equal to at least a majority of the Whole Board shall constitute a quorum for the transaction of business, but if at any meeting of the Board of Directors there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time without further notice.  The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.  The directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

Section 3.10  Vacancies.  Subject to applicable law and the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and in the event that there is only one director remaining in office, by such sole remaining director, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been appointed expires and until such director’s successor shall have been duly elected and qualified.

Section 3.11  Removal.  Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of Voting Stock, voting together as a single class.

Section 3.12  Records.  The Board of Directors shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board of Directors and of the stockholders, appropriate stock books and registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Corporation.

ARTICLE IV
COMMITTEES

Section 4.1  Appointment.  A majority of the Board of Directors may create one or more committees and appoint members of the Board of Directors to serve on the committee or committees.  Each committee shall have one or more members, who serve at the pleasure of the Board of Directors.  The Board of Directors shall designate one member of each committee to be chairman of the committee.  The Board of Directors shall designate a secretary of each committee who may be, but need not be, a member of the committee or the Board of Directors.  Any committee, to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.   Each committee shall keep regular minutes and report to the Board of Directors when required.

Section 4.2  Committee Meetings.  A majority of any committee shall constitute a quorum and the act of the majority of the members of a committee present at a meeting at which a quorum is present shall be the act of such committee.  A committee may act by unanimous consent in writing without a meeting.  Committee meetings may be called by the Chairman of the Board of Directors, the chairman of the committee, or any two of the committee’s members. The time and place of committee meetings shall be designated in the notice of such meeting.  Notice of each committee meeting shall be given to each committee member.  Each Committee shall keep minutes of its proceedings.

Section 4.3  Executive Committee.  The Board of Directors shall appoint an Executive Committee.  A majority of the members of the Executive Committee shall be selected from those Directors who satisfy the independence requirements of the Corporation’s Corporate Governance Guidelines.  The Executive Committee may exercise, subject to applicable provisions of law, all the powers of the Board of Directors in the management of the business and affairs of the Corporation when the Board of Directors is not in session.

Section 4.4  Audit Committee.  The Board of Directors shall appoint an Audit Committee.  The composition of the members and the duties of such committee shall be as set forth in the Audit Committee Charter.

Section 4.5  Compensation Committee.  The Board of Directors shall appoint a Compensation Committee.  The composition of the members and the duties of such committee shall be as set forth in the Compensation Committee Charter.

Section 4.6  Nominations and Governance Committee.  The Board of Directors shall appoint a Nominations and Governance Committee.  The composition of the members and the duties of such committee shall be as set forth in the Nominations and Governance Committee Charter.

Section 4.7  Public Policy Committee.  The Board of Directors shall appoint a Public Policy Committee.  The composition of the members and the duties of such committee shall be as set forth in the Public Policy Committee Charter.

ARTICLE V
OFFICERS

Section 5.1  Officers.  The officers of the Corporation (“Officers”) shall be the Chairman of the Board of Directors, the Chief Executive Officer, one or more Presidents, one or more Executive, Group or Senior Vice Presidents, one or more Vice Presidents, a Treasurer, a Secretary, a Controller, a General Counsel and such Assistant Treasurers and Assistant Secretaries as the Board of Directors may elect or the Chairman of the Board may appoint.  Any two offices may be held by the same person.

Section 5.2  Election and Term of Office.  The Board of Directors may elect any Officer.  The Chairman of the Board may appoint any Vice President, a Controller, a Treasurer, a Secretary and any Assistant Treasurers and Assistant Secretaries.  The Officers of the Corporation shall be elected or appointed annually.  Each year, the Board of Directors shall elect Officers at the first meeting of the Board of Directors held after the annual meeting of stockholders.  If the Board of Directors does not elect Officers at such meeting, such election shall be held as soon thereafter as conveniently may be.  Each year, immediately following the election of Officers by the Board of Directors or as soon thereafter as conveniently may be, the Chairman of the Board shall appoint such additional Officers within the scope of the Chairman’s authority as the Chairman deems necessary or appropriate.  Vacancies or new offices may be filled at any time as set forth in Section 5.4 of this Article V.  Each Officer shall hold office until his or her successor shall have been duly elected or appointed and shall have qualified or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided.

Section 5.3  Removal of Officers.  Any Officer may be removed by the Board of Directors whenever in its judgment the best interests of the Corporation will be served thereby.  Any Officer appointed by the Chairman of the Board may be removed by the Chairman whenever, in the Chairman’s judgment, the best interests of the Corporation will be served thereby.

Section 5.4  Vacancies.  A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the Board of Directors for the unexpired portion of the term.  A vacancy in any office appointed by the Chairman of the Board may be filled by the Chairman of the Board for the unexpired portion of the term.

Section 5.5  Chairman of the Board of Directors; Chief Executive Officer.  The Chairman shall preside at all meetings of the Board of Directors and the stockholders.  The Chief Executive Officer shall be responsible for the overall management of the Corporation subject to the direction of the Board of Directors.

Section 5.6  President.  Each President shall be the Chief Operating Officer of a major area of the Corporation’s activities and shall perform such duties as may be prescribed by the Board of Directors or the Chief Executive Officer.

Section 5.7  Executive, Group and Senior Vice Presidents.  Each Executive, Group, or Senior Vice President shall be responsible for supervising and coordinating a major area of the Corporation’s activities subject to the direction of the Chief Executive Officer or a President.

Section 5.8  Vice Presidents.  Each of the Vice Presidents shall be responsible for those activities designated by an Executive, Group, or Senior Vice President, a President, the Chief Executive Officer, or the Board of Directors.

Section 5.9  Treasurer.  The Treasurer shall administer the investment, financing, insurance and credit activities of the Corporation.

Section 5.10  Secretary.  The Secretary will be the custodian of the corporate records and of the seal of the Corporation, will countersign certificates for shares of the Corporation, and in general will perform all duties incident to the office of the Secretary.  The Secretary shall have the authority to certify the By-laws, resolutions of the stockholders and the Board of Directors and committees thereof, and other documents of the Corporation as true and correct copies hereof.

Section 5.11  Controller.  The Controller will conduct the accounting activities of the Corporation, including the maintenance of the Corporation’s general and supporting ledgers and books of account, operating budgets, and the preparation and consolidation of financial statements.

Section 5.12  General Counsel.  The General Counsel will be the chief consultant of the Corporation on legal matters and will supervise all matters of legal import concerning the interests of the Corporation.

Section 5.13  Assistant Treasurer.  The Assistant Treasurer shall, in the absence or incapacity of the Treasurer, perform the duties and exercise the powers of the Treasurer, and shall perform such other duties as shall from time to time be given to him or her by the Treasurer.

Section 5.14  Assistant Secretary.  The Assistant Secretary shall, in the absence or incapacity of the Secretary, perform the duties and exercise the powers of the Secretary, and shall perform such other duties as shall from time to time be given to him or her by the Secretary.  The Assistant Secretary shall be, with the Secretary, keeper of the books, records, and the seal of the Corporation, and shall have the authority to certify the By-laws, resolutions and other documents of the Corporation.

Section 5.15  General Powers of Officers.  The Chairman of the Board, the Chief Executive Officer, any President, and any Executive, Group or Senior Vice President, may sign without countersignature any deeds, mortgages, bonds, contracts, reports to public agencies, or other instruments whether or not the Board of Directors has expressly authorized execution of such instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these By-laws solely to some other Officer or agent of the Corporation, or shall be required by law to be otherwise signed or executed.  Any other Officer of this Corporation may sign contracts, reports to public agencies, or other instruments which are in the regular course of business and within the scope of his or her authority, except where signing and execution thereof shall be expressly delegated by the Board of Directors or by these By-laws to some other Officer or agent of the Corporation, or shall be required by law to be otherwise signed or executed.

ARTICLE VI
STOCK CERTIFICATES AND TRANSFERS

Section 6.1  Certificated and Uncertificated Stock; Transfers.  The interest of each stockholder of the Corporation may be evidenced by certificates for shares of stock in such form as the appropriate officers of the Corporation may from time to time prescribe or be uncertificated.

The shares of the stock of the Corporation shall be transferred on the books of the Corporation, in the case of certificated shares of stock, by the holder thereof in person or by his or her attorney duly authorized in writing, upon surrender for cancellation of certificates for at least the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require; and, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney duly authorized in writing, and upon compliance with appropriate procedures for transferring shares in uncertificated form.  No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

The certificates of stock shall be signed, countersigned and registered in such manner as the Board of Directors may by resolution prescribe, which resolution may permit all or any of the signatures on such certificates to be in facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

Notwithstanding anything to the contrary in these By-laws, at all times that the Corporation’s stock is listed on a stock exchange, the shares of the stock of the Corporation shall comply with all direct registration system eligibility requirements established by such exchange, including any requirement that shares of the Corporation’s stock be eligible for issue in book-entry form.  All issuances and transfers of shares of the Corporation’s stock shall be entered on the books of the Corporation with all information necessary to comply with such direct registration system eligibility requirements, including the name and address of the person to whom the shares of stock are issued, the number of shares of stock issued and the date of issue.  The Board of Directors shall have the power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of shares of stock of the Corporation in both the certificated and uncertificated form.

Section 6.2  Lost, Stolen or Destroyed Certificates.  No certificate for shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, destroyed or stolen, except on production of such evidence of such loss, destruction or theft and on delivery to the Corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board of Directors or any financial officer may in its or his or her discretion require.

Section 6.3  Record Owners.  The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

Section 6.4  Transfer and Registry Agents.  The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors.

ARTICLE VII
INDEMNIFICATION

Section 7.1  Indemnification.

(A) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which this By-law is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or advancement of expenses pursuant hereto is sought or at the time any Proceeding relating thereto exists or is brought), a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (hereinafter, a “Covered Person”), whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or while serving as a director, officer, trustee, employee or agent, shall be indemnified and held harmless by the Corporation (and any successor of the Corporation by merger or otherwise) to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than said law permitted the Corporation to provide prior to such amendment or modification), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties (including those arising under the Employee Retirement Income Security Act of 1974) and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Covered Person in connection with such Proceeding and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (A) of Section 7.3, the Corporation shall not be required to indemnify any such person (or his or her heirs, executors or personal or legal representatives) seeking indemnification in connection with a Proceeding (or part thereof)

initiated by such person unless such Proceeding (or part thereof) was authorized or consented to by the Board of Directors.

(B)  To obtain indemnification under this By-law, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification.  Upon written request by a claimant for indemnification, a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows:  (1) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (2) if no request is made by the claimant for a determination by Independent Counsel, (i) by the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined), or (ii) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant, or (iii) if a quorum of Disinterested Directors so directs, by a majority vote of the stockholders of the Corporation.  In the event the determination of entitlement to indemnification is to be made by Independent Counsel, the Independent Counsel shall be selected by the Board of Directors unless there shall have occurred within two years prior to the date of the commencement of the Proceeding for which indemnification is claimed a “Change in Control” as defined in the AbbVie 2013 Incentive Stock Program, in which case the Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the Board of Directors.  If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination.

Section 7.2  Mandatory Advancement of Expenses.  To the fullest extent authorized by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater rights to advancement of expenses than said law permitted the Corporation to provide prior to such amendment or modification), each Covered Person shall have (and shall be deemed to have a contractual right to have) the right, without the need for any action by the Board of Directors, to be paid by the Corporation (and any successor of the Corporation by merger or otherwise) the expenses incurred in connection with any Proceeding in advance of its final disposition, such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, the “Undertaking”) by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal (a “final disposition”) that such director or officer is not entitled to be indemnified for such expenses under this By-law or otherwise.

Section 7.3  Claims.

(A)  (1) If a claim for indemnification under this Article VII is not paid in full by the Corporation within thirty (30) days after a written claim pursuant to Section 7.1(B) of these By-laws has been received by the Corporation, or (2) if a request for advancement of expenses under this Article VII is not paid in full by the Corporation within twenty (20) days after a statement pursuant to Section 7.2 of these By-laws and the required Undertaking, if any, have been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim for indemnification or request for advancement of expenses and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.  It shall be a defense to any such action that, under the DGCL, the claimant has not met the standard of conduct which makes it permissible for the Corporation to indemnify the claimant for the amount claimed or that the claimant is not entitled to the requested advancement of expenses, but (except where the required Undertaking, if any, has not been tendered to the Corporation) the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board of Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(B)  If a determination shall have been made pursuant to Section 7.1(B) of these By-laws that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to paragraph (A) of this Section 7.3.

(C)  The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to paragraph (A) of this Section 7.3 that the procedures and presumptions of this By-law are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this By-law.

Section 7.4  Contract Rights; Amendment and Repeal; Non-exclusivity of Rights.

(A) All of the rights conferred in this Article VII, as to indemnification, advancement of expenses and otherwise, shall be contract rights between the Corporation and each Covered Person to whom such rights are extended that vest at the commencement of such Covered Person’s service to or at the request of the Corporation and (x) any amendment or modification of this Article VII that in any way diminishes or adversely affects any such rights shall be prospective only and shall not in any way diminish or adversely affect any such rights with respect to any actual or alleged state of facts, occurrence, action or omission occurring prior to the time of such amendment or modification, or Proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission, and (y) all of such rights shall continue as to any such Covered Person who has ceased to be a director or officer of the Corporation or ceased to serve at the Corporation’s request as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as described herein, and shall inure to the benefit of such Covered Person’s heirs, executors and administrators.

(B)  All of the rights conferred in this Article VII, as to indemnification, advancement of expenses and otherwise, (i) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise and (ii) cannot be terminated by the Corporation, the Board of Directors or the stockholders of the Corporation with respect to a person’s service prior to the date of such termination.

Section 7.5  Insurance, Other Indemnification and Advancement of Expenses.

(A) The Corporation may maintain insurance, at its expense, to protect itself and any current or former director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.  To the extent that the Corporation maintains any policy or policies providing such insurance, each such current or former director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in paragraph (B) of this Section 7.5, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such current or former director, officer, employee or agent.

(B)  The Corporation may, to the extent authorized from time to time by the Board of Directors or the Chief Executive Officer, grant rights to indemnification and rights to advancement of expenses incurred in connection with any Proceeding in advance of its final disposition, to any current or former employee or agent of the Corporation to the fullest extent of the provisions of this By-law with respect to the indemnification and advancement of expenses of current or former directors and officers of the Corporation.

Section 7.6  Definitions.  For purposes of this By-law:

(A)  “Disinterested Director” means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

(B)  “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this By-law.

Section 7.7  Notice.  Any notice, request or other communication required or permitted to be given to the Corporation under this By-law shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

Section 7.8  Severability.  If any provision or provisions of this By-law shall be held to be invalid, illegal or unenforceable for any reason whatsoever:  (1) the validity, legality and enforceability of the remaining provisions of this By-law (including, without limitation, each portion of any paragraph of this By-law containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this By-law (including, without limitation, each such portion of any paragraph of this By-law containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

Section 8.1  Fiscal Year.  The fiscal year of the Corporation shall begin on the first day of January and end on the thirty-first day of December of each year.

Section 8.2  Dividends.  The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and the Certificate of Incorporation.

Section 8.3  Seal.  The corporate seal shall have enscribed thereon the words “Corporate Seal”, the year of incorporation and around the margin thereof the words “AbbVie Inc. - Delaware.”

Section 8.4  Waiver of Notice.  Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the DGCL or these By-laws, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.  Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or the Board of Directors or committee thereof need be specified in any waiver of notice of such meeting.

Section 8.5  Audits.  The accounts, books and records of the Corporation shall be audited upon the conclusion of each fiscal year by an independent certified public accountant selected by the Board of Directors, and it shall be the duty of the Board of Directors to cause such audit to be done annually.

Section 8.6  Resignations.  Any director or any officer, whether elected or appointed, may resign at any time by giving written notice of such resignation to the Chairman of the Board, the President, or the Secretary, and such resignation shall be deemed to be effective as of the close of business on the date said notice is received by the Chairman of the Board, the President, or the Secretary, or at such later time as is specified therein.  No formal action shall be required of the Board of Directors or the stockholders to make any such resignation effective.

ARTICLE IX
CONTRACTS, PROXIES, ETC.

Section 9.1  Contracts.  Except as otherwise required by law, the Certificate of Incorporation or these By-laws, any contracts or other instruments may be executed and delivered in the name and on the behalf of the Corporation by such officer or officers of the Corporation as the Board of Directors may from time to time direct.  Such authority may be general or confined to specific instances as the Board may determine.  The Chairman of the Board, the Chief Executive Officer, any President, and any Executive, Group or Senior Vice President may execute bonds, contracts, deeds, leases and other instruments to be made or executed for or on behalf of the Corporation.  Subject to any restrictions imposed by the Board of Directors or the Chairman of the Board, the President or any Vice President of the Corporation may delegate contractual powers to others under his or her jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.2  Proxies.  Unless otherwise provided by resolution adopted by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, a President, an Executive, Group or Senior Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation, or to consent in writing, in the name of the Corporation as such holder, to any action by such other corporation, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he or she may deem necessary or proper in the premises.

ARTICLE X
AMENDMENTS

Section 10.1  Amendments.  These By-laws may be altered, amended or repealed, in whole or in part, and new By-laws may be adopted (i) by the affirmative vote of the shares representing a majority of the votes entitled to be cast by the Voting Stock; provided, however, that any proposed alteration, amendment or repeal of, or the adoption of any By-law inconsistent with, Section 2.2, 2.12, 3.2, 3.3, 3.10 or 3.11, Article VII or this Article X of these By-laws (in each case, as in effect on the date hereof), by the stockholders shall require the affirmative vote of shares representing not less than eighty percent (80%) of the votes entitled to be cast by the Voting Stock; and provided further, however, that in the case of any such stockholder action at a meeting of stockholders, notice of the proposed alteration, amendment, repeal or adoption of the new By-law or By-laws must be contained in the notice of such meeting, or (ii) by action of the Board of Directors of the Corporation; provided, however, that the case of any such action at a meeting of the Board of Directors, notice of the proposed alteration, amendment, repeal or adoption of the new By-law or By-laws must be given not less than two days prior to the meeting.  The provisions of this Section 10.1 are subject to any provisions requiring a greater vote that are set forth in the Certificate of Incorporation.